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                                                              Exhibit 11

                         HIGH COUNTRY VENTURES, INC.
                       Net Income Per Share Calculation



                                    3 months            9 months
                                Ending 1/31/1997    Ending 1/31/1997
                                ----------------    ----------------
     Net Income (Loss)             $   (97,524)        $   (68,569)
                                   ============        ===========


     Weighted Average
       Number of Shares
       Outstanding                 $ 5,425,920         $ 5,425,920
                                   ===========         ===========

     Net Income per share          $      (.02)        $      (.01)
                                   ===========         ===========

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